                                                                   EXHIBIT 10.52

Letter Agreement dated September 12, 2000 between Registrant and K. Robert Draughon

                           HEALTHEON/WEBMD CORPORATION
                            3399 PEACHTREE STREET NE
                             400 THE LENOX BUILDING
                             ATLANTA, GEORGIA 30326

September 12, 2000


Mr. K. Robert Draughon
Healtheon/WebMD Corporation
3399 Peachtree Street NE
400 The Lenox Building
Atlanta, Georgia 30326

Dear Rob:

         The purpose of this letter is to evidence the agreement between you and Healtheon/WebMD Corporation (the "Company") concerning changes to your employment arrangements with the Company.

         This letter is intended as an amendment to your existing employment arrangement, whether or not in writing, with the Company or its subsidiaries. To the extent this letter is inconsistent with those arrangements, this letter will govern.

         1.       DUTIES AND RESPONSIBILITIES.

         (a) IN GENERAL. You shall have all of the responsibilities, duties, powers and authorities which are consistent with your position as Executive Vice President, Business Development of the Company, and in this regard shall be responsible for all business development affairs of the Company and its subsidiaries, and shall have such other reasonable and lawful responsibilities commensurate with your position as shall be assigned to you by the Chief Executive Officer of the Company (or Co-Chief Executive Officers, if there are more than one), all of which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business.

         (b) REPORTING RELATIONSHIPS. You will report directly and solely to the Chief Executive Officer of the Company or Co-Chief Executive Officers if there shall be more than one. All other employees of the Company and its subsidiaries whose principal function is the performance of business development will report directly to you.

         (c) BASE OF OPERATIONS; RESIDENCE. Your base of operations shall be in Atlanta, Georgia.

         2. BASE SALARY; BONUS. Effective on the date hereof your annual base salary is increased to $450,000, which amount shall be subject to increase upon periodic review by the

Company. You shall also be entitled to participate in any bonus program established for the benefit of senior executive officers of the Company.

         3. ADDITIONAL OPTION GRANTS. On September 12, 2000, the Compensation Committee of the Board of Directors of the Company granted to you additional stock options to acquire 250,000 shares of the common stock of the Company at an exercise price of $16.125 per share (the "New Options"). The New Options were granted under the Company's 2000 Long-Term Incentive Plan (the "Plan"), which together with the terms contained in this letter, sets forth the terms and conditions of the New Options and is incorporated herein by reference. The New Options are non-qualified stock options and have a term of ten years from the date of grant. The New Options will vest and become exercisable as to 1/48th of the shares covered thereby on the 12th day each month from October 2000 to and including September 2004, subject to Section 4 below.

         4. ACCELERATED VESTING AND SEVERANCE COMPENSATION FOLLOWING TERMINATION. Upon the termination of your employment as a result of the event described in the first column below, your Equity Compensation (defined below) shall vest as set forth in the corresponding second column (vesting to include the waiver of repurchase rights with respect to any restricted stock) and you shall become entitled to severance compensation and benefits as set forth in the corresponding third column, except that to the extent that the provisions of the plans or written agreements under which Equity Compensation has previously been awarded to you currently provide for vesting, post-termination exercisability, or severance compensation and benefits more favorable to you than those described in this Section 4, those provisions shall apply.

------------------------------    ---------------------------------   ---------------------------------
           EVENT                   VESTING OF EQUITY COMPENSATION          SEVERANCE COMPENSATION
------------------------------    ---------------------------------   ---------------------------------
Termination by the Company for    Any Equity Compensation that has    No further compensation or
Cause (defined below)             not already vested shall be         benefits except as currently
                                  forfeited; any vested Equity        provided in your existing written
                                  Compensation shall continue to be   employment arrangement, if any.
                                  exercisable until the 10th
                                  anniversary of the date of grant.

------------------------------    ---------------------------------   ---------------------------------

----------------------         --------------------------------       --------------------------------------------
        EVENT                   VESTING OF EQUITY COMPENSATION               SEVERANCE COMPENSATION
----------------------         --------------------------------       --------------------------------------------
Termination by the             All Equity Compensation shall          (1)  Base salary (less applicable
Company without Cause          become immediately vested and          withholding) shall continue to be paid for
                               exercisable and shall continue         12 months following termination; and
                               to paid for 12 months following
                               be exercisable until the 10th          (2) The Company shall continue benefits to
                               termination; and anniversary of        you and/or your family for 12 months
                               the date of grant.                     following termination at least equal to the
                                                                      benefits that would have been provided under
                                                                      the health and welfare benefit plans and
                                                                      programs of the Company in effect on the
                                                                      date of your termination.

----------------------         --------------------------------       --------------------------------------------
Resignation by you for         Same as termination by the             Same as termination by the
Good Reason (defined           Company without Cause.                 Company without Cause.
below)

----------------------         --------------------------------       --------------------------------------------
Resignation by you             Same as termination by the             Same as termination by the
without Good Reason            Company with Cause.                    Company with Cause.
(defined below)

----------------------         --------------------------------       --------------------------------------------
Your death or                  Same as termination by the             Same as termination by the
Disability (defined            Company without Cause.                 Company without Cause.
below)
----------------------         --------------------------------       --------------------------------------------


         For purposes of this Section 4, the following definitions shall apply:

         (a) "Cause" shall mean (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to you by the Chief Executive Officer or the Board of Directors of the Company which specifically identifies the manner in which the Chief Executive Officer or the Board believes that you have not substantially performed your duties, or (ii) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.

         (b) "Good Reason" shall mean any of the following, without your written consent, (i) a diminution in your position, authority, duties or responsibilities, (ii) a requirement that you report to any person other than the Chief Executive Officer, or Co-Chief Executive Officers if there are more than one, of the Company, (iii) a reduction in your compensation or fringe benefits, (iv) a breach by the Company of this letter or any other material agreement between you and the Company, or (v) a change in the location from which you are required to perform your services to the Company. If you believe any of the above events or circumstances has occurred, you shall give the Company notice of such event or circumstance. The Company shall have 30 days after such notice to cure any claimed event or circumstance of Good Reason. The Company shall notify you of the timely cure of any claimed event or circumstance of Good Reason and the manner in which such cure was effected, and upon receipt of such written notice of cure from the Company and implementation of an effective cure by the Company within such 30 day period, any notice by you of termination based on such claimed Good Reason shall be deemed withdrawn.

         (c) "Equity Compensation" shall mean all of your outstanding options to acquire common and other stock of the Company (including without limitation the New Options), all of your restricted stock of the Company, and all of your other contingent compensation subject to vesting, in each case whether currently owned or hereafter acquired by you.

         5.       GROSS-UP PAYMENT.

                  (i) Anything in this letter to the contrary or any termination of the Equity Compensation notwithstanding, in the event it shall be determined that any payment or distribution or benefit received or to be received by you pursuant to the terms of this letter or any other payment or distribution or benefit made or provided by the Company, or any of its subsidiaries and affiliates, to or for your benefit (whether pursuant to this letter or otherwise and determined without regard to any additional payments required under this Paragraph 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions actually disallowed under Section 68 of the Code solely as a direct result of the inclusion of the Gross-Up Payment in your adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (ii) Subject to the provisions of Paragraphs 5(i) and 5(iii), all determinations required to be made under this Paragraph 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's certified public accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the receipt of notice from you or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Paragraph 5, shall be paid by the Company to you within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 5(iii) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for your benefit.

                  (iii) You shall notify the Company in writing of any claim by the U.S. Internal Revenue Service (the "IRS") that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you gave such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                  (a) give the Company any information reasonably requested by the Company relating to such claim;

                  (b) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

                  (c) cooperate with the Company in good faith in order effectively to contest such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 5(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you shall agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue (an "Other Issue") raised by the IRS or any other taxing authority; provided, however, that if, solely as a result of any contest by the Company pursuant to this Paragraph 5(iii), your ability to settle or otherwise resolve any such Other Issue is delayed, then the Company will reimburse you, on an after-tax basis, for any additional interest incurred by you as a result of such delay.

                  (iv) If, after the receipt by you of an amount advanced by the Company pursuant to Paragraph 5(iii), you becomes entitled to receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of Paragraph 5(iii) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Paragraph 5(iii), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         6.       RESTRICTIONS ON YOUR CONDUCT.

                  (a) GENERAL. You understand and agree that the purpose of the provisions of this Paragraph 6 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate your post-employment competition with the Company per se, nor is it intended to impair or infringe upon your right to work, earn a living, or acquire and possess property from the fruits of your labor. You hereby acknowledge that the post-employment restrictions set forth in this Paragraph 6 are reasonable and that they do not, and will not, unduly impair your ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, you shall be subject to the restrictions set forth in this Paragraph 6.

                  (b) DEFINITIONS. The following capitalized terms used in this Paragraph 6 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

                  "COMPETITIVE SERVICES" means the delivery of information and communications services to the healthcare industry.

                  "DETERMINATION DATE" means the date of termination of your employment with the Company for any reason whatsoever or any earlier date (during your employment) of an alleged breach of the Restrictive Covenants by you.

                  "PERSON" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

                  "PRINCIPAL OR REPRESENTATIVE" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

                  "PROTECTED CUSTOMERS" means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date; provided, however, that Protected Customer shall not include any Person with which you can reasonably demonstrate that you had a pre-existing professional relationship prior to the commencement of your employment with the Company.

                  "PROTECTED EMPLOYEES" means employees of the Company who were employed by the Company at any time within six months prior to the Determination Date and with whom you had direct, personal and continuing dealings on behalf of the Company or whom you directly supervised.

                  "RESTRICTED PERIOD" means the Employment Period and a period extending two years from the termination of your employment with the Company.

                  "RESTRICTIVE COVENANTS" means the restrictive covenants contained in Paragraph 6(c) hereof.

                  (c)      RESTRICTIVE COVENANTS.

                           (i)      Nonsolicitation of Protected Employees. You
understand and agree that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agree that during the Restricted Period you shall not directly or indirectly on your own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

                           (ii)     Restriction on Relationships with Protected
Customers. You understand and agree that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to your own use. Accordingly, you hereby agrees that, during the Restricted Period, you shall not, without the prior written consent of the Company, directly or indirectly, on your own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom you had Material Contact on the Company's behalf during the twelve (12) months immediately preceding the termination of your employment. For purposes of this Agreement, you had "MATERIAL CONTACT" with a Protected Customer if (a) you had direct business dealings with the Protected Customer on the Company's behalf or (b) you were responsible for supervising or coordinating the dealings between the Company and the Protected Customer.

                  (d)      ENFORCEMENT OF RESTRICTIVE COVENANTS.

                           (i)      Rights and Remedies Upon Breach. In the
event you breach, or threaten to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, you from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. In addition, the Restricted Period shall be extended for the period of any such breach or threatened breach.

                           (ii)     Severability of Covenants. You acknowledge
and agree that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and you in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

         7. MISCELLANEOUS. This letter constitutes the entire agreement of the parties and shall supercede any and all previous contracts, arrangements or understandings between the parties relating to the subject matter hereof, and shall not be amended except in writing signed by each of the parties. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

                                              Sincerely,

                                              Healtheon/WebMD Corporation

                                              By:  /s/ W. Michael Long
                                                 ------------------------------
                                                 Authorized Representative

Accepted and agreed:

  /s/  K. Robert Draughon
------------------------------
K. Robert Draughon
September 12, 2000